Exhibit 99.1
For Immediate Release — August 6, 2009
Telular Corporation Reports Third Quarter 2009 Results
•	Company Reports Strong Sequential Telguard Revenue Growth of 16%

•	Company Raises Telguard Unit Sales Quarter Guidance From 20,000-25,000 to 30,000-35,000 Per Quarter

•	Solid Recurring Revenue Stream Represents 47% of Total Revenue
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation, a global leader in connecting businesses and machines over wireless networks, today announced financial results for the third quarter ended June 30, 2009. In the third quarter, Telular grew revenues sequentially to $12.4 million and reported income from continuing operations of $596,000 or $0.03 per diluted share and net income of $0.00 per diluted share.
For the third quarter of 2009, income from continuing operations before non-cash items was $1.1 million. Income from continuing operations before non-cash items is a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense to income from continuing operations. For further information, please see the reconciliation of this measure to income from continuing operations in accordance with GAAP, on the last page of this press release.
In the third quarter of 2009, Telguard product revenues increased sequentially approximately 30% to $4.9 million from $3.8 million. Telguard service revenues increased sequentially to $5.4 million and were up approximately 20% from the prior year period. In the third quarter of 2009, Telular sold approximately 34,000 Telguard units and activated approximately 28,000 new Telguard subscribers. Telular had approximately 469,000 Telguard subscribers at quarter end. TankLink and Terminal product sales were $1.7 million in the third quarter of 2009.
During the quarter, the Company completed a modified “Dutch Auction” tender offer through which it accepted for purchase 2,344,857 shares of its common stock, representing approximately 14% of Telular’s outstanding shares of common stock as of the closing date of the transaction.

Since instituting stock repurchase activities in July 2008, the Company has repurchased 4.5 million shares of its common stock, or approximately 23% of Telular’s outstanding shares of common stock immediately prior to the repurchase activities. Under its previously authorized share buyback program, the Company still has an additional $1.2 million available to repurchase shares on the open market. Telular ended the period with cash and cash equivalents of $18.2 million.
“We are pleased with our continued revenue growth, fueled by strong Telguard product sales and an accelerating stream of Telguard service revenue,” commented Joe Beatty, president and chief executive officer of Telular Corporation. “Due to strong demand and the rising trend towards wireless as the primary communications path in security applications, we are raising our Telguard unit sales expectation to range between 30,000 to 35,000 per quarter versus our prior expectation of 20,000 to 25,000 per quarter.
“In the third quarter, we demonstrated strong operational efficiency by continuing to lower expenses, posting profitability from operations and maintaining a strong balance sheet. Additionally, we were pleased with the results of our Dutch Auction, which we believe was a prudent use of cash and an attractive investment for the Company. We remain committed to maximizing shareholder value,” concluded Mr. Beatty.
Investor Conference Call
Telular’s quarterly conference call will be held today at 4:30 p.m. Eastern Time. To participate on the teleconference from the United States and Canada dial 877-941-4774 (International dial 480-629-9760). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available from Thursday, August 6, 2009 beginning at 6:30 p.m. ET through Saturday, August 8, 2009 ending at 11:59 p.m. ET by dialing 800-406-7325 (enter pass code 4120939#) or internationally at 303-590-3030 (enter pass code 4120939#).
About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling devices such as phones, faxes, computers and commercial machinery to be connected using wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.
Investor Relations Contact:
Brinlea Johnson
The Blueshirt Group
(212)-551-1453
brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2008 Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	June 30,	September 30,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$18,201	$21,168
Trade receivables, net	7,208	6,904
Inventories, net	8,111	10,007
Prepaid expenses and other current assets	530	1,023
Assets of discontinued operations	396	4,709

Total current assets	34,446	43,811
Property and equipment, net	2,203	2,016
Other assets	4,599	2,142

Total assets	$41,248	$47,969

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$7,362	$7,802
Total stockholders’ equity	33,886	40,167

Total liabilities and stockholders’ equity	$41,248	$47,969

Outstanding shares of common stock	14,898,022	18,960,612
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Net cash (used in) provided by continuing operations:
Net cash provided by operating activities	$5,819	$6,346
Net cash (used in) investing activities	(3,107)	(671)
Net cash (used in) provided by financing activities	(9,012)	2,600

	(6,300)	8,275

Net cash provided by discontinued operations	3,333	680

Net (decrease) increase in cash and cash equivalents	$(2,967)	$8,955

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Revenues
Net product sales	$6,600	$10,776	$18,601	$39,170
Service revenue	5,751	4,536	16,348	15,481

Total revenue	12,351	15,312	34,949	54,651

Cost of Sales
Net product cost of sales	5,099	7,980	13,848	27,114
Service cost of sales	2,540	2,091	7,348	7,620

Total cost of sales	7,639	10,071	21,196	34,734

Gross margin	4,712	5,241	13,753	19,917

Operating Expenses
Engineering and development expenses	1,142	1,390	3,655	4,059
Selling and marketing expenses	1,580	1,609	4,631	5,079
General and administrative expenses	1,452	1,755	4,832	5,691

Total operating expenses	4,174	4,754	13,118	14,829

Income from operations	538	487	635	5,088
Other income, net	65	157	229	288

Income from continuing operations before income taxes	603	644	864	5,376
Provision for income taxes	7	—	13	—

Income from continuing operations	596	644	851	5,376
Loss from discontinued operations	(557)	(4,737)	(397)	(7,480)

Net income (loss)	$39	$(4,093)	$454	$(2,104)

Income (loss) per common share:
Basic
Continuing operations	$0.03	$0.03	$0.05	$0.28
Discontinued operations	(0.03)	(0.24)	(0.02)	(0.39)

Net income	$(0.00)	$(0.21)	$0.03	$(0.11)

Diluted
Continuing operations	$0.03	$0.03	$0.05	$0.28
Discontinued operations	(0.03)	(0.24)	(0.02)	(0.39)

Net income	$(0.00)	$(0.21)	$0.03	$(0.11)

Weighted average number of common shares outstanding:
Basic	17,036,738	19,259,864	17,875,501	19,150,813
Diluted	17,143,022	19,259,864	17,927,219	19,150,813

Reconciliation of Non-GAAP Measures
We use income from continuing operations before non-cash items as an additional measure of our operating performance. This measure is not recognized under generally accepted accounting principles. The reconciliation below demonstrates how we calculate this measure from our financial statements

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Income from continuing operations	$596	$644	$851	$5,376

Non-cash compensation	267	407	1,176	1,353
Depreciation and amortization	265	184	791	490

Income from continuing operations before non-cash items	$1,128	$1,235	$2,818	$7,219

Income from continuing operations before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States. While we believe that income from continuing operations before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net loss determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.